Exhibit 99.1

Merlin, Inc. Reports First Quarter 2026 Results

Company Introduces Condor, Merlin’s first product family, bringing Merlin Pilot to large, multi-crew aircraft for civil and defense missions

BOSTON, MA – May 14, 2026 – Merlin, Inc. (Nasdaq: MRLN), an aerospace and defense technology company building the operating system of record for autonomous flight, today announced operating and financial results for its first quarter ended March 31, 2026. This was the Company’s first quarterly report of operations as a public company following the close of its business combination with Inflection Point Acquisition Corp. IV on March 16, 2026.

Business Highlights

●	Automated takeoffs. On April 11 and April 21, Merlin executed its first fully automated takeoffs on fixed wing aircraft, one in the United States and one in New Zealand.

●	Certification progression. Merlin’s civil certification program is advancing with the New Zealand Civil Aviation Authority (CAA), working in partnership with the FAA. The Company has completed SOI 1 and SOI 2 and is targeting the first certified, fully automated takeoff-to-touchdown flight on a fixed wing aircraft.

●	C-130J program. Merlin continued execution on its prime IDIQ contract with USSOCOM for C-130J autonomy, a $105 million ceiling contract and the anchor of the Company’s defense revenue base.

“For a hundred years, aviation has been built, fundamentally, around human crews. We believe its next hundred years will be built around autonomy,” said Matt George, Merlin’s Founder and Chief Executive Officer. “This is our first earnings report since we became a public company in March. The first quarter of 2026 reflected our continued progress on the Merlin Pilot, qualification across airframes, and our efforts towards achieving certification. Our operating focus going forward is converting that progress into scaled commercialization, and we intend to take further concrete steps in that direction in the coming quarters as we build a generational autonomous AI aviation company.”

Introducing Condor

Condor is being introduced to bring Merlin Pilot into large, multi-crew aircraft alongside the human pilots already in the cockpit. It is designed to make operations safer and more productive, and to expand the envelope for reduced-crew missions. It applies to both civil and defense markets.

On the civil side, Condor targets large-airframe cargo, where we believe pilot shortages and rising crew costs create structural demand for autonomy. Merlin has entered into a memorandum of understanding with World Star Aviation Limited, a leading freighter lessor, to advance Condor’s commercial development and deployment frameworks. This arrangement is preliminary and non-binding, and is subject to the negotiation of a definitive agreement.

On the defense side, the autonomy stack being advanced on the C-130J provides the technical foundation for Condor’s applicability to additional large military aircraft.

Liquidity

On May 1, 2026, Merlin closed an equity financing led by an existing fundamental institutional shareholder. The full terms are described in the Company’s Current Report on Form 8-K filed with the SEC on April 29, 2026 Form 8-K. Following the close, cash, cash equivalents, and short-term investments were approximately $183 million, with no debt outstanding.

Leadership

Michael Baker joined as Chief Marketing Officer effective March 31, 2026, bringing nearly fifteen years of brand and communications leadership, most recently as Global Head of Brand and Communications at Formlabs. Mark Brunner joined as Chief Revenue Officer effective April 13, 2026, bringing more than twenty-five years of experience spanning military service, defense policy, and business development at the intersection of government and advanced technology. Together, the CMO and CRO positions are intended to help establish the Company’s architecture for market-building and enterprise-sales accountability as programs are expected to mature from development to deployment.

First Quarter 2026 Financial Results

●	First quarter 2026 Total revenue of $1.0 million, compared to $0.9 million in the first quarter of 2025

●	First quarter 2026 GAAP net loss of $(90.4) million, compared to $(12.7) million in the first quarter of 2025

●	First quarter 2026 Adjusted EBITDA* loss of $(23.3) million, compared to an Adjusted EBITDA loss of $(10.4) million in the first quarter of 2025

●	Cash, cash equivalents, and short-term investments of $122.8 million at March 31, 2026, compared to $59.3 million at December 31, 2025

*	For all Non-GAAP financial measures, see the reconciliation table at the end of this earnings release for further discussion

Conference Call Details

Merlin will host a live webcast on May 14, 2026 beginning at 8:30 am ET to discuss its first quarter 2026 financial results. A registration link as well as the live webcast will be accessible on the Company’s investor relations website at investors.merlinlabs.com. A replay will be available for a limited period following the call.

About Merlin

Merlin is an aerospace and defense technology company building the operating system of record for autonomous flight. Through a first-principles approach, the company is redefining what’s possible across aviation, aerospace, and defense with the goal of delivering full-stack autonomy for any aircraft, military or civilian, from takeoff to touchdown. The Merlin Pilot system powers a growing range of aircraft and mission profiles, proven through hundreds of autonomous flights from test facilities across the globe. With $100M+ total in IDIQ contract ceiling value under its C-130J autonomy program with USSOCOM, Merlin is advancing American leadership in autonomous aviation by helping to solve national security challenges through safe, reliable autonomy. To learn more, visit www.merlinlabs.com or follow us on X @merlinaero.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding Merlin’s expected financial performance, expected reductions in engineering costs and regulatory timelines for future programs, expected improvements in platform performance and adaptability from operational data, expected compounding advantages across engineering, regulatory, and data dimensions, program milestones and execution timelines, including automated flight targets, the commercial launch and scaling of Condor, civil certification progression, commercial pipeline conversion, anticipated market demand for autonomous aviation, platform portability and expansion to additional aircraft types, reduced-crew and single pilot operations, the development and performance of commercial partnerships, the deployment of capital resources, including recently completed equity financing, the sufficiency of capital resources to fund operations and milestones, anticipated operating investment and R&D spending levels, , and the anticipated contributions of recently joined executive personnel. Forward-looking statements can be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will,” and similar terms. These statements reflect management’s current expectations based on information available at the date of this release and involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those expressed or implied. Important factors that could cause actual results to differ materially include, but are not limited to: Merlin’s ability to execute on its defense program obligations, including under the USSOCOM C-130J prime contract; the outcome and timing of civil certification proceedings with the FAA and New Zealand Civil Aviation Authority; the commercial launch, customer adoption, and revenue generation from Condor; the performance, reliability, and scalability of Merlin Pilot across current and future aircraft platforms; Merlin’s dependence on U.S. government contracts and the risk of changes in government budget priorities, procurement decisions, or contract modifications or terminations for convenience; Merlin’s ability to develop, maintain, and scale commercial partnerships; Merlin’s ability to convert its identified pipeline into contracted and awarded revenue; competition from established aerospace and defense companies and other autonomous systems developers; Merlin’s ability to attract and retain key technical, operational, and commercial personnel; Merlin’s history of net losses and its ability to achieve and sustain profitability; and the other risks and uncertainties described under “Risk Factors” in Merlin’s Form S-1 registration statement filed with the SEC on April 15, 2026, and in subsequent filings with the SEC. Merlin does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

Contacts

Investor Relations: investor.relations@merlinlabs.com

Media: media@merlinlabs.com

MERLIN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands)

	Three Months Ended March 31,
	2026	2025
Revenue	$1,002	$868
Cost of revenue	1,640	714
Contract loss adjustments	(2,451)	—
Gross profit	1,813	154
Operating expenses:
Research and development	14,090	6,679
General and administrative	14,092	4,520
Selling and marketing	643	359
Total operating expenses	28,825	11,558
Loss from operations	(27,012)	(11,404)
Other (expense) income:
Interest income	517	301
Interest expense	(9)	(1,614)
Other expense	(128)	(61)
Change in fair value of warrant liabilities	26,555	46
Change in fair value of convertible promissory notes	(87,824)	—
Change in fair value of long-term debt	(2,470)	—
Total other expense	(63,359)	(1,328)
Loss before provision for income taxes	(90,371)	(12,732)
Provision for income taxes	48	1
Net loss	$(90,419)	$(12,733)

Non-GAAP Financial Measures

In addition to our results determined in accordance with U.S. GAAP, we believe that EBITDA and Adjusted EBITDA, non-GAAP financial measures, provide investors with additional useful information in evaluating our performance. We define EBITDA as net loss before interest expense or income, income tax expense or benefit, and depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted for stock-based compensation, equity-based compensation to non-employees, changes in fair value of warrant liabilities, changes in fair value of financial instruments accounted for at fair value, transaction and merger-related costs, and other non-cash items. Changes in fair value of warrant liabilities reflect periodic mark-to-market adjustments that will recur each reporting period as long as warrants remain outstanding and are excluded because they are non-cash and not reflective of our core operating performance. Changes in fair value of convertible promissory notes and long-term debt relate to instruments settled in connection with the Merger are excluded because they are not expected to recur in future periods.

We believe that each of these non-GAAP financial measures provide additional metrics to evaluate our operations and, when considered with both our U.S. GAAP results and the reconciliation to the closest comparable U.S. GAAP measures, provide a more complete understanding of our business than could be obtained absent this disclosure. We use the non-GAAP financial measures, together with U.S. GAAP financial measures, such as net revenue, gross profit margins and cash flow from operations, to assess our historical and prospective operating performance, to provide meaningful comparisons of operating performance across periods, to enhance our understanding of our operating performance, and to compare our performance to that of our peers and competitors.

The non-GAAP financial measures are presented here because we believe they are useful to investors in assessing the operating performance of our business without the effect of non-cash items, and other items as detailed below. The non-GAAP financial measures should not be considered in isolation or as alternatives to net income (loss), income (loss) from operations or any other measure of financial performance calculated and prescribed in accordance with U.S. GAAP. Our non-GAAP financial measures may not be comparable to similarly titled measures in other organizations because other organizations may not calculate non-GAAP financial measures in the same manner as we do.

The following table provides a reconciliation of EBITDA and Adjusted EBITDA to net loss, the most directly comparable financial measure presented in accordance with U.S. GAAP.

	Three Months Ended March 31,
($ in thousands)	2026	2025

Net loss	$(90,419)	$(12,733)
Depreciation	417	381
Amortization of right-of-use assets	209	183
Interest income	(517)	(301)
Interest expense	9	1,614
Provision for income taxes	48	1
EBITDA	(90,253)	(10,855)
Stock-based compensation	1,295	513
Equity-based payments to non-employees	643	—
Change in fair value of warrant liabilities	(26,555)	(46)
Change in fair value of convertible promissory notes	87,824	—
Change in fair value of long-term debt	2,470	—
Transaction costs	1,236	—
Adjusted EBITDA	$(23,340)	$(10,388)

Selected Financial Data Note

The financial data presented herein represents selected results for the quarter ended March 31, 2026. The Company is finalizing with its independent registered public accounting firm certain accounting determinations related to its post-combination capital structure. Accordingly, this release does not include a condensed consolidated balance sheet or per share data. Complete condensed consolidated financial statements and per share data will be included in the Company's Quarterly Report on Form 10-Q, expected to be filed later today.

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